Exhibit 10.44

INVESTMENT AGREEMENT

dated as of August 9, 2015

by and between

ALIBABA GROUP HOLDING LIMITED

and

SUNING COMMERCE GROUP CO., LTD.

i

ii

iii

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of August 9, 2015, is made by and between ALIBABA GROUP HOLDING LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), and SUNING COMMERCE GROUP CO., LTD., a joint stock company incorporated under the Laws of the People’s Republic of China (the “Purchaser” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, certain Ordinary Shares of the Company (the “Offshore Investment”); and

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, (i) 淘宝(中国)软件有限公司 (Taobao (China) Software Co., Ltd.), an Affiliate of the Company (the “Onshore Investor”) is entering into a Share Subscription Agreement with the Purchaser (as may be amended, supplemented or modified from time to time in accordance with the terms thereof, the “Onshore Investment Agreement”), pursuant to which, among other things, the Purchaser will issue, sell and deliver to the Onshore Investor, and the Onshore Investor will purchase and acquire from the Purchaser, upon the terms and conditions set forth in the Onshore Investment Agreement, certain shares of the Purchaser (the “Onshore Investment”), and (ii) the Onshore Investor is entering into a Business Cooperation Framework Agreement with the Purchaser (the “Business Cooperation Framework Agreement”), which agreement contemplates certain business cooperation between the Parties and/or their Affiliates, as applicable.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01                             Definitions.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“ADS” means the American Depositary Shares, each of which represents one (1) Ordinary Share, of the Company;

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person;

“Aggregate Purchase Price” has the meaning set forth in Section 2.02(c);

“Agreement” has the meaning set forth in the Preamble;

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.02;

“Business Cooperation Framework Agreement” has the meaning set forth in the Recitals;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Nanjing, Hong Kong or New York;

“Closing” has the meaning set forth in Section 2.04(a);

“Closing Date” has the meaning set forth in Section 2.04(a);

“Company” has the meaning set forth in the Preamble;

“Company Bank Account” has the meaning set forth in Section 2.03(b);

“Company Competitors” has the meaning set forth in Section 5.07(d);

“Company Share Plans” means, collectively, all of the equity incentive plans of the Company as disclosed in the Public Documents;

“Company’s Bid” has the meaning set forth in Section 5.07(c)(iv);

“Confidentiality Agreement” has the meaning set forth in Section 5.04(a);

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Enumerated PRC Regulatory Filings” means (i) the filing with the National Development and Reform Commission of the PRC, (ii) the filing with the Ministry of Commerce of the PRC, and (iii) the registration with the State Administration of Foreign Exchange of the PRC, in each case, by the Purchaser in respect of the Offshore Investment;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“ICC Rules” has the meaning set forth in Section 10.03;

“Indemnified Liabilities” has the meaning set forth in Section 9.02(a);

“Initial Cash Payment Amount” has the meaning set forth in Section 2.03(b);

“Issued Shares” has the meaning set forth in Section 2.01;

“Judgment” has the meaning set forth in Section 3.05;

“knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act);

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company or the Purchaser, as the case may be;

“Long Stop Date” means the second anniversary of the date of this Agreement;

“Material Adverse Effect” means any material adverse effect on the business, properties, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) any effect resulting from the announcement, pendency or consummation of the transactions contemplated by, or from compliance with the terms and conditions of, this Agreement, any other Transaction Document or any Onshore Transaction Document, (ii) any effect that results from changes generally affecting any of the principal industries in which the Company or its Subsidiaries operate, (iii) any effect that results from changes affecting general economic, financial, credit or securities market conditions in the PRC, the United States or globally, including changes in interest rates or foreign exchange rates, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster, declaration of war, act of terrorism, armed hostilities or other similar force majeure event, (v) changes in generally accepted accounting principles or any interpretation thereof that are applicable to the Company or any of its Subsidiaries, or changes in applicable Laws or any interpretation or enforcement thereof, (vi) actions taken (or omitted to be taken) at the request of or with the prior consent of the Purchaser, (vii) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (vii) may be taken into account in determining whether a Material Adverse Effect has occurred, or (viii) any change in the Company’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in the Company’s stock price or trading volume as set forth in (viii) may be taken into account in determining whether a Material Adverse Effect has occurred; provided, further, that with respect to clauses (ii), (iii) and (v), such change does not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to major competitors of the Company and its Subsidiaries or other companies of similar size operating in the principal industries in which the Company or its Subsidiaries operate;

“Material Subsidiary” means a Subsidiary of the Company that is listed in Exhibit 8.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015, filed with the SEC on June 25, 2015;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Measurement Date” has the meaning set forth in Section 4.02;

“NYSE” means the New York Stock Exchange;

“Offshore Investment” has the meaning set forth in the Recitals;

“Onshore Investment” has the meaning set forth in the Recitals;

“Onshore Investment Agreement” has the meaning set forth in the Recitals;

“Onshore Investor” has the meaning set forth in the Recitals;

“Onshore New Share Registration” means the issuance of the new shares in the Purchaser to, and the registration of such shares in the securities account of, the Onshore Investor pursuant to the Onshore Investment Agreement;

“Onshore New Share Registration Date” means the “New Share Registration Date” (新股登记日) as defined in the Onshore Investment Agreement, being the date on which the Onshore New Share Registration occurs;

“Onshore Payment” means the payment by the Onshore Investor of the purchase price for the new shares in the Purchaser to be issued to the Onshore Investor pursuant to the Onshore Investment Agreement;

“Onshore Payment Date” means the “Payment Date” (支付日) as defined in the Onshore Investment Agreement, being the date on which the Onshore Payment occurs;

“Onshore Purchase Price” means the aggregate amount of the purchase price for the Onshore Investment pursuant to the Onshore Investment Agreement;

“Onshore Transaction Documents” means the Onshore Investment Agreement, the Strategic Cooperation Agreement and each of the other agreements and documents entered into or delivered by the parties thereto or their respective Affiliates in connection with the transactions contemplated by the Onshore Investment Agreement;

“Ordinary Shares” has the meaning set forth in Section 4.02;

“Party” or “Parties” has the meaning set forth in the Preamble;

“Per Share Issue Price” has the meaning set forth in Section 2.01;

“Permits” has the meaning set forth in Section 4.09;

“Permitted Transfers” means (i) Transfers to a wholly-owned Subsidiary of the Purchaser, and (ii) Transfers to the depository bank of the Company for purposes of converting the Issued Shares into ADSs to be issued and registered in the name of the Purchaser or a wholly-owned Subsidiary of the Purchaser;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan;

“PRC Regulatory Filings” has the meaning set forth in Section 5.03;

“Proceedings” has the meaning set forth in Section 3.05;

“Public Documents” has the meaning set forth in Section 4.08;

“Purchaser” has the meaning set forth in the Preamble;

“Purchaser Designee” has the meaning set forth in Section 10.09;

“Relevant Exchange Rate” has the meaning set forth in Section 2.02(a)(i);

“Relevant Trading Day” has the meaning set forth in Section 5.07(b)(i);

“RMB” means Renminbi, the lawful currency of the PRC;

“RMB Aggregate Purchase Price” ha the meaning set forth in Section 2.02(a)(ii);

“ROFO Notice” has the meaning set forth in Section 5.07(c)(ii);

“ROFO Notice Period” has the meaning set forth in Section 5.07(c)(iii);

“ROFO Securities” has the meaning set forth in Section 5.07(c)(i);

“ROFO Transferor” has the meaning set forth in Section 5.07(c)(i);

“ROFR Election Period” has the meaning set forth in Section 5.07(b)(ii);

“ROFR Exercise Notice” has the meaning set forth in Section 5.07(b)(ii);

“ROFR Offer Notice” has the meaning set forth in Section 5.07(b)(i);

“ROFR Sale Proposal” has the meaning set forth in Section 5.07(b)(i);

“ROFR Sale Window” has the meaning set forth in Section 5.07(b)(i);

“ROFR Securities” has the meaning set forth in Section 5.07(b)(i);

“SBLC” has the meaning set forth in Section 2.03(a);

“SBLC Amount” has the meaning set forth in Section 2.03(a);

“SBLC Expiry Date” has the meaning set forth in Section 2.03(a);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person;

“Supplemental Listing Application” has the meaning set forth in Section 5.06;

“Trading Day” means a day (U.S. Eastern Time) on which the NYSE is open for trading.

“Transaction Documents” mean this Agreement and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“Transfer” means, with respect to any Securities, the direct or indirect transfer, sale, assignment, pledge, mortgage, grant of a security interest or other disposal of, or granting or permitting any Encumbrance on such Securities, and “Transfers”; “Transferring” and “Transferred” shall have correlative meanings;

“U.S.” or “United States” means the United States of America; and

“US$” or “USD” means United States dollars, the lawful currency of the United States.

Section 1.02                             Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)                                 the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)                                  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)                                   references to a Person are also to its successors and permitted assigns; and

(g)                                  the use of the term “or” is not intended to be exclusive.

ARTICLE II
PURCHASE AND SALE OF SECURITIES

Section 2.01                             Purchase of Issued Shares.  Subject to the conditions and on the terms of this Agreement, on the Closing Date, the Company shall issue and sell to the Purchaser, and the Purchaser shall subscribe for and purchase from the Company, such number of Ordinary Shares to be determined pursuant to Section 2.02 (the “Issued Shares”) for a purchase price per Ordinary Share of US$81.51 (the “Per Share Purchase Price”).

Section 2.02                             Determination of Number of Issued Shares and Aggregate Purchase Price.

(a)                                 For purposes hereof,

(i)                                     “Relevant Exchange Rate” shall mean the USD:RMB middle exchange rate last published by China Foreign Exchange Trade System under the authorization of the People’s Bank of China as of the date that is five (5) Business Days prior to the Onshore Payment Date; and

(ii)                                  “RMB Aggregate Purchase Price” shall mean the lower of (x) 50% of the Onshore Purchase Price, and (y) RMB14,000,000,000.

(b)                                 The number of Issued Shares shall be the lower of (i) 27,800,000, and (ii) the USD equivalent of the RMB Aggregate Purchase Price (calculated at the Relevant Exchange Rate) divided by the Per Share Purchase Price (rounded down to the nearest whole Ordinary Share).

(c)                                  The total purchase price for all of the Issued Shares (the “Aggregate Purchase Price”) shall be an amount, denominated in USD, equal to the number of Issued Shares determined pursuant to Section 2.02 multiplied by the Per Share Purchase Price .

Section 2.03                             Payment of Purchase Price.

(a)                                 On the Onshore Payment Date and concurrently with the payment by the Onshore Investor of the Onshore Purchase Price, the Purchaser shall cause to be issued and delivered to the Company an irrevocable, unconditional, US$ denominated stand-by letter of credit (the “SBLC”) in favor of the Company in form and substance satisfactory to the Company and issued by an internationally reputable bank acceptable to the Company with (i) a USD denominated face value amount of not less than the shortfall of the Initial Cash Payment Amount (as defined below) from the Aggregate Purchase Price (the “SBLC Amount”); and (ii) an expiry date which is no earlier than the date that is 30 Business Days after the Onshore Payment Date (the “SBLC Expiry Date”).

(b)                                 As soon as practicable after the Onshore Purchase Price has been received by the Purchaser, and in any event prior to the Closing, the Purchaser shall, in accordance with Section 2.03(c), pay the Company by wire transfer of immediately available USD funds in an amount not less than RMB5,400,000,000 equivalent (calculated at the Relevant Exchange Rate) which amount will be notified by the Purchaser in writing to the Company at least one (1) Business Day prior to the Onshore Payment Date (the “Initial Cash Payment Amount”) to a bank account (the “Company Bank Account”) designated in writing by the Company at least five (5) Business Days prior to the Onshore Payment Date.

(c)                                  The Purchaser shall ensure that, within five (5) Business Days after the Purchaser has received the Onshore Payment, an amount equal to RMB equivalent of the Initial Cash Payment Amount (from the proceeds it receives from the Onshore Investment or otherwise) be in an onshore RMB bank account of the Purchaser available to be remitted to the Company pending currency exchange and remittance procedures at the applicable financial institutions, and shall otherwise use its best efforts to procure that the Initial Cash Payment Amount is received by the Company in the Company Bank Account no later than the Onshore New Share Registration Date.

(d)                                 The Purchaser hereby irrevocably undertakes to pay to the Company (subject only to the satisfaction or waiver by the Purchaser, at or before the Onshore Payment Date, of each of the conditions set forth in ARTICLE VII) by wire transfer of immediately available USD funds to the Company Bank Account, an amount equal to the SBLC Amount as soon as practicable after the Onshore Payment Date and in any event no later than 5 Business Days prior to the SBLC Expiry Date, and the Company shall be entitled to draw on the SBLC for its full amount in the event that the Company shall not have received such amount in the Company Bank Account as of the 5th Business Day prior to the SBLC Expiry Date.

Section 2.04                             Closing.

(a)                                 Date and Time.  The closing of the Offshore Investment (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, ICBC Tower, 3 Garden Road, Central, Hong Kong, on the latest of the Onshore New Share Registration Date, the date on which the Company has received the Initial Cash Payment Amount, and the date on which the SBLC has been delivered, or on such other date and time as may be mutually agreed in writing by the Parties.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)                                 Closing Delivery.  At the Closing, and subject to the Purchaser having complied with its obligations set forth in Section 2.03(b) and, if the Purchaser has not paid the Aggregate Purchase Price to the Company in cash in full as of such time, the SBLC remaining in full force and effect, the Company shall deliver to the Purchaser: (i) a share certificate representing the Issued Shares, duly executed on behalf of the Company and registered in the name of the Purchaser (or, if applicable, the Purchaser Designee); and (ii) a certified copy of the register of members of the Company, reflecting the Purchaser’s (or, if applicable, the Purchaser Designee’s) ownership of the Issued Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the date hereof and as of the Onshore Payment Date (or, if a representation or warranty is made as of a specified date, as of such date) that:

Section 3.01                             Organization.  The Purchaser is a joint stock company duly incorporated, validly existing and in good standing under the Laws of the PRC and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.02                             Authorization; Enforcement; Validity.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and such other Transaction Documents in accordance with the terms hereof.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by the Purchaser.  This Agreement has been, and the other Transaction Documents to which the Purchaser is a party will be, duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.03                             No Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (a) result in a violation of the articles of association of the Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (c) result in a violation of any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except in the case of clauses (b) and (c) above, for such violations which would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.

Section 3.04                             Consents.  In connection with the entering into and performance of this Agreement and the other Transaction Documents to which it is a party, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement and the other Transaction Documents to which it is a party, or (b) any third party pursuant to any agreement, indenture or instrument to which the Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained except, in each case, for the PRC Regulatory Filings and such other consents, authorizations, orders, filings or registrations that, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.

Section 3.05                             Litigation.  As of the date hereof, there are no pending or, to the Purchaser’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature against the Purchaser or any of its Subsidiaries, which would, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.  There is no judgment, order, injunction or decree (“Judgment”) outstanding against the Purchaser or any of its Subsidiaries, except for any Judgment which would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.

Section 3.06                             Status and Investment Intent of the Purchaser.

(a)                                 Not a U.S. Person.  The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(b)                                 Experience.  The Purchaser (i) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Issued Shares and (ii) is capable of bearing the economic risk of the Offshore Investment.

(c)                                  No Public Sale or Distribution.  The Purchaser is acquiring the Issued Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.  The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Issued Shares.  The Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d)                                 Restricted Securities.  The Purchaser acknowledges that the Issued Shares are “restricted securities” (within the meaning of Rule 144 of the Securities Act) that have not been registered under the Securities Act or any applicable state securities law and may not be offered or sold except pursuant to registration or to an exemption from the registration statements of the Securities Act.

(e)                                  Share Ownership.  The Purchaser does not beneficially own any Ordinary Shares or any other Securities of the Company.

Section 3.07                             Source of Funds.  The funds used by the Purchaser to pay the Aggregate Purchase Price are not directly or (to the knowledge of the Purchaser) indirectly derived from activities that contravene applicable anti-money laundering Laws.

Section 3.08                             Independent Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  In entering into this Agreement, the Purchaser acknowledges that the Company and its representatives have not made any representations, warranties, estimates or projections, and it has not relied on any representations, warranties, estimates or projections of the Company or its representatives, other than the specific representations and warranties of the Company set forth in ARTICLE IV.

Section 3.09                             Brokers and Finders.  Neither the Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person (other than Goldman Sachs Gao Hua Securities Company Limited and CITIC Securities Company Limited or their respective Affiliates) that would give rise to any valid right, interest or claim against or upon the Company or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the date hereof and as of the Onshore Payment Date (or, if a representation or warranty is made as of a specified date, as of such date) that, except as set forth in its Public Documents filed or furnished prior to the date hereof (excluding disclosure of non-specific risks included in any forward-looking statement, disclaimer or risk factor disclosure contained in its Public Documents, but without excluding any factual information disclosed therein):

Section 4.01                             Organization and Qualification.  The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02                             Capitalization.  As of the date of this Agreement, the authorized share capital of the Company is US$100,000 divided into 4,000,000,000 ordinary shares of a par value of US$0.000025 each (the “Ordinary Shares”).  As of March 31, 2015 (the “Measurement Date”), (i) 2,495,499,036 Ordinary Shares were issued and outstanding, (ii) 16,775,577 Ordinary Shares were issuable upon exercise of options issued and outstanding pursuant to the Company Share Plans, (iii) 77,890,207 Ordinary Shares were subject to unvested restricted share units issued and outstanding pursuant to the Company Share Plans, and (iv) 22,111,169 Ordinary Shares were authorized for issuance pursuant to the Company’s 2014 Post-IPO Equity Incentive Plan.  From the Measurement Date to the date of this Agreement, other than the issuance of Ordinary Shares pursuant to the exercise of options issued pursuant to the Company Share Plans or settlement of restricted shares or restricted share units issued pursuant to the Company Share Plans, no other Ordinary Shares, options, restricted shares or restricted share units have been issued by the Company. Except as set forth in this Section 4.02, as of the Measurement Date, no Securities convertible into or exchangeable or exercisable for any Ordinary Shares are outstanding.

Section 4.03                             Subsidiaries.  Each Material Subsidiary has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.  Each Material Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.04                             Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and such other Transaction Documents in accordance with the terms hereof.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by the Company, and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or the other Transaction Documents or, other than any required filing or notification with the SEC or the NYSE regarding the issuance of the Issued Shares, to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.05                             No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not (a) result in a violation of the Memorandum and Articles, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, or (c) result in a violation of any Law applicable to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not result in a Material Adverse Effect.

Section 4.06                             Consents.  In connection with the entering into and performance of this Agreement and the other Transaction Documents to which the Company is a party, subject to the accuracy of the warranties of the Purchaser in Section 3.06, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for (i) any required filing or notification with the SEC or the NYSE regarding the issuance of the Issued Shares (including the Supplemental Listing Application), and (ii) such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 4.07                             Issuance of Issued Shares.  The Issued Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof and entered in the register of members of the Company, will be validly issued, non-assessable and fully-paid, and free from all Encumbrances (except for Encumbrances created or imposed by the Transaction Documents or under applicable securities Laws).  Assuming the accuracy of the representations and warranties set forth in Section 3.06, the offer, issuance and sale by the Company of the Issued Shares to the Purchaser is exempt from registration under the Securities Act.

Section 4.08                             Public Documents.  The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Documents”).  As of their respective filing or furnishing dates pursuant to the Exchange Act (and to the extent such Public Documents were amended, as of the date of filing of such amendment) and as of the date of effectiveness in the case of Public Documents filed pursuant to the Securities Act, the Public Documents (a) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC or its staff with respect to any Public Document.

Section 4.09                             Compliance with Laws.  The business of the Company and its Subsidiaries is not being conducted, and has not been conducted at any time during the three years prior to the date hereof, in violation of any applicable Laws (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and PRC anti-bribery laws) or government order applicable to the Company except for violations which would not, individually or in the aggregate, result in a Material Adverse Effect.  Except as disclosed in the Public Documents, the Company or its relevant Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, the “Permits”) required under applicable Laws to carry on their business as presently conducted, except where the failure to have such Permits would not result in a Material Adverse Effect. Except as disclosed in the Public Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such failure to be in full force and effect, or such suspension or cancellation, would not result in a Material Adverse Effect. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. The Company and its Subsidiaries have taken no steps to delist the ADSs from the NYSE. As of the date of this Agreement, the Company has not received any notification from the SEC or the NYSE indicating that the SEC or the NYSE, as applicable, is contemplating suspending or terminating the listing of the ADSs (or the applicable registration under the Exchange Act related thereto).

Section 4.10                             Financial Statements.  As of their respective dates, the financial statements of the Company included in the Public Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Public Documents fairly presented in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein, other than as corrected or clarified in a subsequent Public Document.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements or subject to recurring year-end adjustments).

Section 4.11                             Undisclosed Liabilities.  Since March 31, 2015, the Company and its Subsidiaries do not have any liabilities or obligations that would be required to be disclosed on a consolidated balance sheet of the Company in accordance with GAAP, other than (a) liabilities or obligations reflected on, reserved against, or disclosed in the Company’s balance sheet as of March 31, 2015 included in the Public Documents (excluding those liabilities or obligations discharged or paid in full prior to the date of this Agreement), (b) liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect, and (c) liabilities incurred since March 31, 2015 in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement.

Section 4.12                             Absence of Changes.  Except for the execution and performance of this Agreement, the other Transaction Documents, the Onshore Transaction Documents and the discussions, negotiations and transactions related hereto and thereto, since March 31, 2015, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a)                                 any Material Adverse Effect;

(b)                                 any amendment to the Memorandum and Articles;

(c)                                  any sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

(d)                                 any merger or consolidation of the Company or any Material Subsidiary with or into another Person;

(e)                                  (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of the Company or any Material Subsidiary (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries), or (ii) any redemption, repurchase or other acquisition of any share capital of the Company or any Material Subsidiary;

(f)                                   any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Material Subsidiary;

(g)                                  any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any material part thereof; or

(h)                                 any agreement to carry out any of the foregoing.

Section 4.13                             Litigation.  As of the date hereof, there are no pending or, to the Company’s knowledge, threatened, Proceedings of any nature against the Company or any of its Subsidiaries, which would, individually or in the aggregate, have a Material Adverse Effect.  There is no Judgment outstanding against the Company or any of its Subsidiaries, except for any Judgment which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.14                             No Other Representations.  In entering into this Agreement, the Company acknowledges that the Purchaser and its representatives have not made any representations, warranties, estimates or projections, and it has not relied on any representations, warranties, estimates or projections of the Purchaser or its representatives, other than the specific representations and warranties of the Purchaser set forth in ARTICLE III.

Section 4.15                             Brokers and Finders.  Neither the Company nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person (other than China International Capital Corporation Limited or its Affiliates) that would give rise to any valid right, interest or claim against or upon the Purchaser or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

ARTICLE V
AGREEMENTS OF THE PARTIES

Section 5.01                             Further Assurances.  Each Party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to its obligation to consummate the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 5.02                             Responsibility to Notify.  From the date hereof through the Closing Date, the Parties shall promptly notify each other in writing of any event, condition or circumstances occurring from the date hereof through the Closing Date which would, or would reasonably be expected to, (a) result in any conditions set forth in ARTICLE VI or ARTICLE VII not to be satisfied, or (b) result in any material violation of any provision of this Agreement.  If a notice of any matter pursuant to this Section 5.02 contains an express admission by the notifying Party that such matter has caused or will cause any conditions set forth in ARTICLE VI (if the notifying Party is the Purchaser) or ARTICLE VII (if the notifying Party is the Company) to be incapable of being satisfied on or prior to the Long Stop Date, and the receiving Party nevertheless proceeds to consummate the Offshore Investment, the receiving Party shall be deemed to have irrevocably waived its right to indemnification pursuant to ARTICLE IX with respect to the matter set forth in such notice.

Section 5.03                             PRC Regulatory Filings.  The Purchaser shall, as soon as practicable after the date hereof, duly make all filings necessary under applicable PRC Laws (including, for the avoidance of doubt, the Enumerated PRC Regulatory Filings) in respect of the Offshore Investment and the transactions contemplated by the Transaction Documents (the “PRC Regulatory Filings”). Following each PRC Regulatory Filing, the Purchaser shall (i) promptly notify the Company of such PRC Regulatory Filing, (ii) use reasonable best efforts to promptly complete such PRC Regulatory Filing and obtain written confirmation or acceptance thereof from the applicable Governmental Authority as soon as practicable, and (iii) upon such PRC

Regulatory Filing having been confirmed or accepted by the applicable Governmental Authority, promptly notify the Company of such confirmation or acceptance and provide proof thereof.  The Parties shall reasonably cooperate with each other (including furnishing to each other all necessary information) in connection with the preparation and making of the PRC Regulatory Filings and resolving any investigation or other inquiry of any Governmental Authority in connection therewith.  The Purchaser shall promptly inform the Company of any material communication with any Governmental Authority regarding any PRC Regulatory Filing with reasonable details and, to the extent reasonably practicable, provide advanced notice to the Company in respect of, and permit representatives of the Company to participate in, any meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry.

Section 5.04                             Confidentiality; Public Disclosure.

(a)                                 The confidentiality terms of the confidentiality agreement dated as of August 7, 2015 (the “Confidentiality Agreement”) between the Parties are hereby incorporated herein by reference and shall continue in full force and effect until the first anniversary of the Closing Date or, if this Agreement is terminated prior to the Closing, until the first anniversary of such termination.

(b)                                 Without limiting any other provision of this Agreement, the Parties will, to the extent permitted by applicable Law, consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release or public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or an applicable securities exchange, provided that the disclosing Party shall, to the extent permitted by applicable Law or the applicable securities exchange and if reasonably practicable, inform the other Party about the disclosure to be made pursuant to such requirements prior to the disclosure.

Section 5.05                             No Promotion.

(a)                                 Except as required for conducting ordinary course of business cooperation between the Company and/or its Affiliates on the one hand and the Purchaser and/or its Affiliates on the other than (and in compliance with the terms and conditions of such cooperation), without the prior written consent of or otherwise agreed in writing to by the Company, and whether or not the Closing is consummated, the Purchaser shall not, and shall procure that its Affiliates do not use for advertising or promotion purposes, the name of the Company or any Affiliate of the Company, either alone or in combination, including “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “阿里” (Chinese equivalent for “Ali”), “全球速卖通” (Chinese brand for “AliExpress”), “淘” (Chinese equivalent for “Tao”), “天猫” (Chinese equivalent for “Tmall”), “一淘” (Chinese equivalent for “eTao”), “聚划算” (Chinese equivalent for “Juhuasuan”), “阿里旅行 去啊” (Chinese equivalent for “Alitrip”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Aliyun”), “云OS” (Chinese equivalent for “YunOS”), “万网” (Chinese brand for “HiChina”), “口碑” (Chinese equivalent for “Koubei”), “虾米” (Chinese equivalent for “Xiami”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese brand for “Ant”), “支付宝” (Chinese brand for “Alipay”), “小微金服” (Chinese equivalent for “Xiao Wei Jin Fu”), “1688”, “来往” (Chinese equivalent for “Laiwang”), “一达通” (Chinese equivalent for “OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “酷盘” (Chinese equivalent for “Kanbox/ Kupan”), “天天动听” (Chinese equivalent for “TTPOD”), “优视” (Chinese equivalent for “UC / UCWeb”), “高德” (Chinese equivalent for “AutoNavi”), “去啊” (Chinese equivalent for “Alitrip”), “钉钉” (Chinese equivalent for “DingTalk”), “余额宝” (Chinese equivalent for “Yu’e Bao”),”招财宝” (Chinese equivalent for “Zhaocaibao”), “芝麻信用” (Chinese equivalent for “Sesame Credit”), “Alibaba”, “Taobao”, “Ali”, “AliExpress”, “Tao”, “Tmall”, “eTao”, “Juhuasuan”, “Alimama”, “Aliyun”, “YunOS”, “HiChina”, “Koubei”, “Xiami”, “Ant Financial”, “Ant”, “Alipay”, “Xiao Wei Jin Fu”, “Laiwang”, “OneTouch”, Umeng”, “Kanbox”, “Kupan”, “TTPOD”, “UCWeb”, “UC”, “AutoNavi”, “Alitrip”, “DingTalk”, “Yu’e Bao”, “Zhaocaibao”, “Sesame Credit”, “11 Main”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group , cow device of Alibaba.com, ant device of Taobao, Tao doll device of Taobao, cat device of Tmall, Juxiaomeng device of Juhuasuan, ant device of Ant Financial, lion device of Alipay, Zhixiaobao device of Alipay, ingot device of Zhaocaibao and sesame device of Sesame Credit).

(b)                                 Except as required for conducting ordinary course of business cooperation between the Company and/or its Affiliates on the one hand and the Purchaser and/or its Affiliates on the other than (and in compliance with the terms and conditions of such cooperation), without the prior written consent of or otherwise agreed in writing to by the Purchaser, and whether or not the Closing is consummated, the Company shall not, and shall procure that its Affiliates do not use for advertising, publicity or promotion purposes, the name of the Purchaser or any Affiliate of the Purchaser, either alone or in combination, including “苏宁”, “苏宁易购”, “苏宁云商”, “乐购仕 , “LAOX”, “易付宝”, “Suning”, “苏宁阅读”, “IT帮客”, “红孩子”, “Red Baby” and the associated devices and logos of the above brands.

(c)                                  Without the prior written consent of or otherwise agreed in writing to by Company, and whether or not the Closing is consummated, each Party shall not, and shall procure that its Affiliates do not represent, directly or indirectly, that any product or services provided by it, has been approved or endorsed by the other Party or any of its Affiliates.

Section 5.06                             Supplemental Listing Application.  The Company shall file with the NYSE the supplemental listing application in respect of the Issued Shares as soon as reasonably practicable after the Closing (the “Supplemental Listing Application”).

Section 5.07                             Purchaser Transfer Restrictions.

(a)                                 The Purchaser shall not, and shall procure its Affiliates who hold any Issued Shares or ADSs representing any Issued Share to not, except with the prior written consent of the Company or in connection with a Permitted Transfer:

(i)                                     at any time on or before the 6-month anniversary of the Closing Date: Transfer any Issued Share or any ADS representing any Issued Share;

(ii)                                  at any time after the 6-month anniversary of the Closing Date and on or before the 18-month anniversary of the Closing Date: Transfer any Issued Shares or any ADS representing any Issued Shares, except any Transfer that (x) is a block trade of such Securities conducted pursuant to the procedures set forth in Section 5.07(b), and (y) would not result in the Purchaser and its wholly-owned Subsidiaries collectively holding less than 50% of the Issued Shares (including, for purposes of this subsection (ii), any ADS representing the Issued Shares); and

(iii)                               at any time after the 18-month anniversary of the Closing Date and on or before the 36-month anniversary of the Closing Date: Transfer any Issued Share or any ADS representing any Issued Share if such Transfer would result in the Purchaser and its wholly-owned Subsidiaries collectively holding less than 50% of the Issued Shares (including, for purposes of this subsection (iii), any ADS representing the Issued Shares).

(b)                                 Right of First Refusal.

(i)                                     If the Purchaser or any of its Affiliates intends to conduct a block trade of any Securities during the time period specified in Section 5.07(a)(ii), the Purchaser shall notify the Company in writing of such intention and specify in such notice (the “ROFR Sale Proposal”) (x) the number and type of Securities proposed to be so sold (the “ROFR Securities”), (y) the period of time during which such Securities are proposed to be sold (the “ROFR Sale Window”), provided, however, that the Sale Window shall commence not less than 10 Trading Days after Company’s receipt of the Sale Proposal and shall be a period of not more than 10 consecutive Trading Days.  After the close of market on any Trading Day during the Sale Window (the “Relevant Trading Day”), but prior to the open of market on the immediately following Trading Day, the Purchaser may offer to sell to the Company all of the Offered Securities by delivering a written notice to the Company specifying the per share price at which the Purchaser is willing to sell the Offered Securities (the “ROFR Offer Notice”).

(ii)                                  The Company shall have an option to, by written notice (the “ROFR Exercise Notice”) to the Purchaser at any time after an Offer Notice has been given and prior to the open of market on the second Trading Day after the Relevant Trading Day (the “ROFR Election Period”), elect to purchase all or a portion of the Offered Securities at a price per share equal to that set forth in the Offer Notice.  If the Company has duly delivered the Exercise Notice within the Election Period, then payment for the Offered Securities to be purchased shall be made by the Company, against delivery of such Offered Securities, no later than the 10th Business Day after the Company’s delivery of the Exercise Notice.

(iii)                               If the Company does not elect to purchase all of the Offered Securities in accordance with Section 5.07(b)(ii), then, the Purchaser (or its Affiliate, as applicable) shall be entitled to sell the remaining Offered Securities via block trades at any time thereafter but prior to the open of market of the fourth Trading Day after the expiration of the Election Period, at a price per share not less than the price specified in the Offer Notice.  In the event the Purchaser (or its Affiliate, as applicable) does not sell all the Offered Securities during such period, the rights of the Company under Section 5.07(b)(i) and Section 5.07(b)(ii) shall be revived and shall be applicable to each subsequent proposed block trade of such Offered Securities during the time period specified in Section 5.07(a)(ii).

(c)                                  Right of First Offer.

(i)                                     From and after the 18-month anniversary of the Closing Date, the Company shall have a right of first offer if the Purchaser or any of its Affiliates (the “ROFO Transferor”) proposes to Transfer (other than a Permitted Transfer) any Issued Shares or any ADSs representing the Issued Shares (collectively, the “ROFO Securities”) owned by it to any Person. Each time a ROFO Transferor proposes to Transfer any ROFO Securities, it shall first make (and the Purchaser shall procure the ROFO Transferor to make) an offer to sell the ROFO Securities to the Company in accordance with the following provisions of this Section 5.07(c).

(ii)                                  The ROFO Transferor shall give written notice (the “ROFO Notice”) to the Company stating the ROFO Transferor’s bona fide intention to Transfer the ROFO Securities and specifying the number of ROFO Securities.

(iii)                               Upon receipt of the ROFO Notice, the Parties agree to procure the ROFO Transferor and the Company to negotiate in good faith for a period of 10 Business Days (the “ROFO Notice Period”) the terms and conditions of Transfer of the ROFO Securities by the ROFO Transferor to the Company.  If the ROFO Transferor and the Company agree on the terms and conditions of the Transfer in accordance with this Section 5.07(c)(iii), then payment for the ROFO Securities to be purchased shall be made by the Company, against delivery of such ROFO Securities, no later than the 10th Business Day after such agreement.

(iv)                              If the Parties fails to agree on the terms and conditions of the proposed Transfer in accordance with Section 5.07(c)(iii), the ROFO Transferor may, during the 10 Business Day period following the expiration of the ROFO Notice Period, Transfer all of the ROFO Securities not purchased by the Company, provided that, during such 10 Business Day period, (x) the Company shall have the right to deliver a notice to the ROFO Transferor stating the material terms (including the price and number of ROFO Securities it intends to purchase) (the “Company’s Bid”) prior to such ROFO Securities having been transferred in accordance with this Section 5.07(c)(iv) and (y) the Purchaser shall not Transfer any ROFO Securities to any Transferee on terms and conditions less favorable to the ROFO Transferor than those set forth in the Company’s Bid unless the Purchaser agrees to Transfer to the Company the number of ROFO Securities at the price set forth in the Company’s Bid. If the ROFO Transferor does not Transfer the ROFO Securities within such period, the rights provided hereunder shall be deemed to be revived and the ROFO Securities shall not be offered to any Person unless first re-offered to the Company in accordance with this Section 5.07(c).

(d)                                 Notwithstanding anything herein to the contrary, the Purchaser shall not, and shall procure its Affiliates who hold any Issued Shares or ADSs representing any Issued Shares to not, Transfer any Issued Shares or any ADS representing any Issued Shares to any Company Competitor, provided, however, that this Section 5.07(d) shall not apply to any sale of Securities conducted through the automated trading system of the applicable securities exchange where the identity of the prospective purchaser is unknown and could not reasonably be known to the seller of such Securities.  For purposes hereof, “Company Competitors” means (i) Persons designated in writing by the Company to the Purchaser on or about the date hereof and as such designations may be updated by the Company (as determined by the Company in good faith) from time to time by written notice to the Purchaser, provided that the Company shall not update such designations more than twice during any calendar year, and (ii) Subsidiaries and, to the Purchaser’s knowledge, other Affiliates of any Person who is designated under subsection (i).

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATION

The obligation of the Company hereunder to issue and sell the Issued Shares to the Purchaser at the Closing is subject to the satisfaction or waiver by the Company, at or before the Onshore Payment Date, of each of the following conditions:

Section 6.01                             Representations and Warranties; Covenants.

(a)                                 Each representation and warranty made by the Purchaser in Section 3.01, Section 3.02 and Section 3.07 shall be true and correct in all respects as of the date of this Agreement and as of the Onshore Payment Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date).

(b)                                 Each representation and warranty made by the Purchaser in ARTICLE III (other than those enumerated in Section 6.01(a)) shall be true and correct in all respects, as of the date of this Agreement and as of the Onshore Payment Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), except, in each case, where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.

(c)                                  The Purchaser shall have performed, satisfied and complied with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Onshore Payment Date, except for such non-compliance which would not, individually or in the aggregate, result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.

Section 6.02                             No Stop Order.  No stop order suspending the qualification or exemption from qualification of ADSs from trading on the NYSE shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 6.03                             No Action.  No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 6.04                             PRC Regulatory Filings.  The Purchaser shall have duly made all PRC Regulatory Filings and the Company shall have received copies of written evidence issued by the applicable Governmental Authorities showing that each PRC Regulatory Filing has been unconditionally confirmed or accepted, and all such confirmation or acceptance shall remain in full force and effect.

Section 6.05                             Onshore Investment.  All conditions precedent to the Onshore Investor’s obligation to pay the Onshore Purchase Price as set forth in Section 3.02 of the Onshore Investment Agreement shall have been satisfied or duly waived in accordance with the Onshore Investment Agreement (other than the condition set forth in Section 3.02(c) of the Onshore Investment Agreement).

Section 6.06                             Stand-by Letter of Credit.  The Company shall have received the SBLC, which shall be in full force and effect as of the Onshore Payment Date.

Section 6.07                             Officer’s Certificate.  The Purchaser shall have delivered to the Company a certificate, dated as of the Onshore Payment Date, executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the condition specified in Section 6.01.

ARTICLE VII
CONDITIONS TO THE PURCHASER’S OBLIGATION

The obligations of the Purchaser under Section 2.03 are subject to the satisfaction or waiver by the Purchaser, at or before the Onshore Payment Date, of each of the following conditions:

Section 7.01                             Representations and Warranties; Covenants.

(a)                                 Each representation and warranty made by the Company in Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.07 shall be true and correct in all respects as of the date of this Agreement and as of the Onshore Payment Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date).

(b)                                 Each representation and warranty made by the Company in ARTICLE IV (other than those enumerated in Section 7.01(a)) shall be true and correct in all respects, as of the date of this Agreement and as of the Onshore Payment Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), except, in each case, where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not have a Material Adverse Effect.

(c)                                  The Company shall have performed, satisfied and complied with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Onshore Payment Date, except for such non-compliance which would not, individually or in the aggregate, result in a material adverse effect on the ability of the Company to consummate the transactions contemplated hereunder and under the Onshore Transaction Documents.

Section 7.02                             No Stop Order.  No stop order suspending the qualification or exemption from qualification of ADSs from trading on the NYSE shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.03                             No Action.  No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the Shareholders Agreement or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 7.04                             No Material Adverse Effect.  No Material Adverse Effect shall have occurred after the date hereof and be continuing as of the Onshore Payment Date.

Section 7.05                             PRC Regulatory Filings.  All Enumerated PRC Regulatory Filings shall have been made with, and unconditionally confirmed or accepted by, the applicable Governmental Authorities, and all such confirmation or acceptance shall remain in full force and effect.

Section 7.06                             Onshore Investment.  The Onshore Investor shall have paid the Onshore Purchase Price pursuant to Section 3.01 of the Onshore Investment Agreement.

Section 7.07                             Company Officer’s Certificate.  The Company shall have delivered to the Purchaser a certificate, dated as of the Onshore Payment Date, executed by a duly authorized officer of the Company, certifying to the fulfillment of the conditions specified in Section 7.01 and Section 7.04.

ARTICLE VIII
TERMINATION

Section 8.01                             Termination.  Subject to Section 8.02, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Onshore Payment Date:

(a)                                 by the mutual written consent of the Company and the Purchaser;

(b)                                 by the Company or the Purchaser if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale, issuance or purchase of the Issued Shares;

(c)                                  by the Purchaser if there has been a breach of any representation, warranty, covenant or agreement by the Company under this Agreement that would give rise to the failure of the condition set forth in Section 7.01, and such breach is not cured within 30 days of receipt of written notice thereof from the Purchaser;

(d)                                 by the Company if there has been a breach of any representation, warranty, covenant or agreement by Purchaser under this Agreement that would give rise to the failure of the condition set forth in Section 6.01, and such breach is not cured within 30 days of receipt of written notice thereof from the Company;

(e)                                  by the Company or the Purchaser, upon written notice to the other Party, if the Onshore Payment has not occurred as of the Long Stop Date, provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Onshore Payment to occur on or prior to such date; or

(f)                                   by the Company or the Purchaser, upon written notice to the other Party, if the Onshore Investment Agreement has been terminated in accordance with its terms prior to the Onshore Payment Date.

Section 8.02                             Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties; provided that (a) nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this ARTICLE VIII, ARTICLE X, Section 5.04 and Section 5.05 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

ARTICLE IX
INDEMNIFICATION

Section 9.01                             Survival.  Other than the representations and warranties set forth in Section 3.01, Section 3.02, Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.07, which shall survive the Closing until the expiration of the applicable statute of limitations, the representations and warranties of the parties set forth in ARTICLE III and ARTICLE IV shall survive the Closing until the first anniversary of the Closing Date.  All of the covenants or other agreements of the Parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

Section 9.02                             Indemnification.

(a)                                 The Company, from and after the Closing, shall defend, protect, indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees and agents from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Purchaser as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, or (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement.

(b)                                 The Purchaser, from and after the Closing, shall defend, protect, indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees and agents from and against any and all Indemnified Liabilities incurred by the

Company as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement, or (ii) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement.

Section 9.03                             Limitation to Liability.  Notwithstanding anything to the contrary in this Agreement and except in the case of fraud or deliberate breach by a Party in connection with the transactions contemplated under this Agreement:

(a)                                 no claim for indemnification may be asserted nor may any Proceeding be commenced against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Proceeding is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or proceeding on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 9.01.  In the event that a notice of claim for indemnification under this ARTICLE IX has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved in accordance with the provisions hereof;

(b)                                 the Company shall not be liable to the Purchaser for any Indemnified Liabilities (i) unless and until the aggregate amount of such Indemnified Liabilities in respect of the indemnification hereunder exceeds US$46,000,000 and once such amount has been exceeded, the Company shall be liable for the aggregate amount of all Indemnified Liabilities and not merely the excess, and (ii) unless and until the amount of Indemnified Liabilities arising from any particular inaccuracy in or breach of any representation, warranty exceeds US$2,000,000, provided that, the limitation to the Company’s liabilities under this Section 9.03(b) shall not apply to any breach of any representation or warranty made by the Company under Section 4.01, Section 4.02, Section 4.03, Section 4.04 or Section 4.07;

(c)                                  the Company shall have no liabilities or obligations under this ARTICLE IX from and after the aggregate amount of all Indemnified Liabilities exceeds (i) with respect to all claims under ARTICLE IX (other than claims for Indemnified Liabilities arising out of any breach of any representation or warranty made by the Company under Section 4.01, Section 4.02, Section 4.03, Section 4.04 or Section 4.07), an amount equal to 25% of the Aggregate Purchase Price, and (ii) with respect to all claims under ARTICLE IX arising out of any breach of any representation or warranty made by the Company under Section 4.01, Section 4.02, Section 4.03, Section 4.04 or Section 4.07), an amount equal to 100% of the Aggregate Purchase Price;

(d)                                 no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement;

(e)                                  the Party seeking indemnification pursuant to this ARTICLE IX shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Indemnifiable Liabilities subject to indemnification pursuant to this ARTICLE IX promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Indemnifiable Liabilities; and

(f)                                   notwithstanding any other provision contained herein, from and after the Closing, a claim for indemnification pursuant to this ARTICLE IX shall be the sole and exclusive remedy of any Party for any claims against the other Party arising out of or resulting from this Agreement or other Transaction Documents and the transactions contemplated hereby and thereby; provided that a Party shall also be entitled to seek specific performance or other equitable remedies pursuant to Section 10.13.

ARTICLE X
MISCELLANEOUS

Section 10.01                      Expenses.  Except as otherwise provided in this Agreement and the other Transaction Documents, each Party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 10.02                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

Section 10.03                      Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce in force at the time of commencement of the arbitration.

(a)                                 The arbitral tribunal shall consist of three arbitrators.  The arbitrators shall be appointed in accordance with the ICC Rules.

(b)                                 The language to be used in the arbitration proceedings shall be English.

(c)                                  Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d)                                 In the event a dispute is referred to arbitration hereunder, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(e)                                  It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 10.04                      Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 10.05                      Severability.   If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 10.06                      Entire Agreement.  This Agreement, the other Transaction Documents and the Onshore Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties in respect of the subject matter hereof and thereof.

Section 10.07                      Notices.  Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same or (d) upon dispatch, when sent by electronic mail, provided that the sender of such email shall not have, within 24 hours after such electronic mail is sent, received any automated response that such electronic mail is undeliverable to the intended recipient or the delivery is being delayed. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Alibaba Group Holding Limited
Address:

E-mail:
Attention:

with a copy (for informational purposes only) to:

Simpson Thacher & Bartlett

Address:

Email:
Attention:

If to the Purchaser:

Suning Commerce Group Co., Ltd.
Address:
Email:
Attention:

with a copy (for informational purposes only) to:

Sullivan & Cromwell
Address:
Email:
Attention:

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.07 by giving the other parties written notice of the new address in the manner set forth above.

Section 10.08                      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                      Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that the Purchaser may designate, by written notice to the Company no later than five (5) Business Days prior to the Closing, a wholly-owned Subsidiary of the Purchaser reasonably acceptable to the Company (the “Purchaser Designee”), to be registered as the owner of the Issued Shares at the Closing, provided further that the Purchaser shall remain jointly and severally liable with the Purchaser Designee under this Agreement.

Section 10.10                      Construction. Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 10.11                      Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.12                      Adjustment of Share Numbers.  If there is a subdivision, split, share dividend, combination, reclassification or similar event with respect to any of the Ordinary Shares, then the numbers and types of shares of such Ordinary Shares referred to in this Agreement shall be adjusted to the number and types of shares that a holder of such number of shares would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

Section 10.13                      Specific Performance.  The Parties acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the Parties shall be entitled to injunction and other equitable remedies, including specific performance of the terms and provisions of this Agreement, without posting any bond or other undertaking.

Section 10.14                      Amendment; Waiver. Except as specifically provided herein, this Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Parties. Except as specifically provided herein, the observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Party against whom such waiver is to be effective.  Any amendment or waiver effected in accordance with this Section 10.14 shall be binding upon the Parties and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 10.15                      Language Version. This Agreement is written and executed in English and Chinese.  In the event of any inconsistency between the two language versions, the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name: Timothy Alexander Steinert
Title: Authorized Signatory

SUNING COMMERCE GROUP CO., LTD.

(Company Chop)

By:	/s/ Ren Jun
Name:
Title: